Financial Statements and Report of
                    Independent Certified Public Accountants

                           ORELL COMMUNICATIONS, INC.

                          July 31, 1999, 1998 and 1997

                                    CONTENTS


                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                            3

FINANCIAL STATEMENTS

      BALANCE SHEETS                                                          4

      STATEMENTS OF INCOME                                                    5

      STATEMENT OF STOCKHOLDER'S EQUITY                                       6

      STATEMENTS OF CASH FLOWS                                                7

      NOTES TO FINANCIAL STATEMENTS                                           8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Orrell Communications, Inc.

We have audited the accompanying balance sheets of Orrell Communications, Inc. (a California Corporation) as of July 31, 1999 and 1998, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above, present fairly, in all material respects, the financial position of Orrell Communications, Inc. as of July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.



/s/ GRANT THORNTON LLP
------------------------------------



Los Angeles, California
October 25, 1999 (except for Note H, as to which the date is November 23, 1999)

                           Orrell Communications, Inc.
                                 BALANCE SHEETS
                                    July 31,


                                                                  1999       1998
                                                                --------   --------
                           ASSETS
Current assets:
     Cash                                                       $ 10,668   $ 44,270
     Accounts receivable, less allowance for doubtful
         accounts of $35,196 in 1999                             117,198    110,714
     Unbilled receivables                                         34,607     36,513

                Total current assets                             162,473    191,497

Furniture and equipment, net                                      19,136     18,229
Deposits and other assets                                         12,492     13,692

                                                                $194,101   $223,418
                                                                ========   ========

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
     Line of credit                                             $ 24,000   $ 11,000
     Accounts payable and accrued liabilities                     74,931     91,073

                Total current liabilities                         98,931    102,073

Commitments                                                           --         --

Stockholder's equity
     Common stock, no par value - 100,000 shares authorized,
         issued and outstanding as of July 31, 1999 and 1998       1,519      1,519
     Retained earnings                                            93,651    119,826

                Total stockholder's equity                        95,170    121,345
                                                                --------   --------
                                                                $194,101   $223,418
                                                                ========   ========

        The accompanying notes are an integral part of these statements.

                           Orrell Communications, Inc.
                              STATEMENTS OF INCOME
                              Years ended July 31,


                                                      1999        1998       1997
                                                     --------   --------   --------
Revenues                                             $980,256   $759,550   $655,203

Operating expenses
      Project personnel and expenses                  618,378    497,116    415,856
      Selling, general and administrative expenses    252,092    170,270    118,552
                                                     --------   --------   --------

          Total operating expenses                    870,470    667,386    534,408

          Income before provision for state
              income taxes                            109,786     92,164    120,795

Provision for state income taxes                        1,993      1,329      1,812
                                                     --------   --------   --------

                Net income                           $107,793   $ 90,835   $118,983
                                                     ========   ========   ========

Pro forma information (unaudited)
      Historical income before income taxes          $109,786   $ 92,164   $120,795
      Pro forma income taxes                           33,471     25,997     38,355
                                                     --------   --------   --------

      Pro forma net income                           $ 76,315   $ 66,167   $ 82,440
                                                     ========   ========   ========

         The accompanying notes are an integral part of this statement.

                           Orrell Communications, Inc.

                        STATEMENT OF STOCKHOLDER'S EQUITY

                    Years ended July 31, 1997, 1998 and 1999


                                    Common Stock
                                ---------------------
                                  Number                              Retained
                                of Shares     Amount     earnings      Total
                                ---------   ---------   ---------    ---------
Balance at August 1, 1996         100,000   $   1,519   $  13,706    $  15,225

Dividends                              --          --     (34,154)     (34,154)

Net income for the year ended
   July 31, 1997                       --          --     118,983      118,983
                                ---------   ---------   ---------    ---------
Balance at July 31, 1997          100,000       1,519      98,535      100,054

Dividends                              --          --     (69,544)     (69,544)

Net income for the year ended
   July 31, 1998                       --          --      90,835       90,835
                                ---------   ---------   ---------    ---------
Balance at July 31, 1998          100,000       1,519     119,826      121,345

Dividends                              --          --    (133,968)    (133,968)

Net income for the year ended
   July 31, 1999                       --          --     107,793      107,793
                                ---------   ---------   ---------    ---------
Balance at July 31, 1999          100,000   $   1,519   $  93,651    $  95,170
                                =========   =========   =========    =========


        The accompanying notes are an integral part of these statements.

                                      Orrell Communications, Inc.
                                        STATEMENTS OF CASH FLOWS
                                          Years ended July 31,


                                                                     1999         1998          1997
                                                                   ---------    ---------    ---------
Cash flows from operating activities:
     Net income for the year                                       $ 107,793    $  90,835    $ 118,983
     Adjustments to reconcile net income to net cash
         provided by operating activities
             Depreciation and amortization                            13,898       15,017        6,322
             Provision for bad debts                                  39,096       16,635        9,607
             Gain on sale of equipment                                    --       (3,024)          --
             Change in assets and liabilities:
                (Increase) decrease in accounts receivable           (45,580)      45,353     (113,707)
                Decrease (increase) in unbilled receivables            1,906      (23,946)     (10,129)
                Decrease (increase) in deposits and other assets       1,200          773       (7,770)
                (Decrease) increase in accounts payable and
                    accrued expenses                                 (16,142)     (32,240)      39,680
                                                                   ---------    ---------    ---------


                    Net cash provided by operating activities        102,171      109,403       42,986
                                                                   ---------    ---------    ---------

Cash flows from investing activities:
     Proceeds from sale of equipment                                      --        8,500           --
     Purchases of furniture and fixtures                             (14,805)     (14,662)     (15,008)
                                                                   ---------    ---------    ---------

                    Net cash used in investing activities            (14,805)      (6,162)     (15,008)
                                                                   ---------    ---------    ---------

Cash flows from financing activities:
     Net proceeds from line of credit                                 13,000       11,000           --
     Principal payments of note payable                                   --      (12,769)          --
     Dividends paid                                                 (133,968)     (69,544)     (34,154)
                                                                   ---------    ---------    ---------

                    Net cash used in financing activities           (120,968)     (71,313)     (34,154)
                                                                   ---------    ---------    ---------

                    Net (decrease) increase in cash                  (33,602)      31,928       (6,176)

Cash at beginning of year                                             44,270       12,342       18,518
                                                                   ---------    ---------    ---------

Cash at the end of year                                            $  10,668    $  44,270    $  12,342
                                                                   =========    =========    =========

Supplemental disclosure of cash flow information:
     Interest paid                                                 $   1,618    $   1,150    $   1,516
                                                                   =========    =========    =========

     Income taxes paid                                             $   1,993    $   1,928    $      --
                                                                   =========    =========    =========

Noncash investing and financing activities:
     Assumption of a note payable to purchase equipment            $      --    $  12,769    $      --
                                                                   =========    =========    =========

                           Orrell Communications, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                          July 31, 1999, 1998 and 1997

NOTE A - DESCRIPTION OF BUSINESS

    Orrell Communications, Inc. (the "Company") is a full service graphic design firm specializing in print mediums and web site design for high-tech, business to business, companies. The Company primarily serves technology companies located in California.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The double declining method of depreciation is followed for substantially all assets for financial reporting and income tax purposes. The estimated lives used in determining depreciation are:
    Automobiles 5 years, computer equipment, 3-5 years; furniture and fixtures, 5 years.

    RECOGNITION OF REVENUE

    Revenue is recognized for time and materials-based arrangements as services are performed and for fixed fee arrangements on the percentage-of-completion method. Under this approach, revenues and gross profit are recognized as the work is performed, based on the ratio of costs incurred to total estimated costs. Unbilled receivables on contracts are comprised of costs incurred, plus earnings on certain contracts which have not been billed. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Customer deposits represent the amount of customer payments received in advance of services being performed.

    PROJECT PERSONNEL AND EXPENSES

    Project personnel and expenses consist primarily of salaries and employee benefits for personnel dedicated to client projects and non-reimbursed direct expenses incurred to complete client projects.

                           Orrell Communications, Inc.

                          July 31, 1999, 1998 and 1997

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    INCOME TAXES

    As an S corporation, the Company pays no federal income tax, but rather the stockholder is taxed individually on the Company's taxable income or loss. Accordingly, no provisions for federal income taxes are reflected in the accompanying financial statements. Provision has been made for state and local income taxes.

    The unaudited pro forma tax information included in the accompanying statements of operations reflects estimates of the Company's tax provision or benefit as if it had been a C corporation in fiscal years 1997, 1998, and 1999. A reconciliation of pro forma income taxes to the Federal statutory rate follows:

                                                            1999            1998           1997
                                                           -------         -------        -------

          Federal statutory rate                              23.8%           21.2%          25.2%
          State income taxes, net of Federal tax benefit       6.7             7.0            6.6
                                                           -------         -------        -------

                                                              30.5%           28.2%          31.8%
                                                           =======         =======        =======

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable.

                           Orrell Communications, Inc.

                          July 31, 1999, 1998 and 1997

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, short-term trade receivables and payables and short-term bank borrowings. The carrying values of the cash equivalents and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing and their variable interest rates, the carrying value of the short-term bank borrowings approximates the estimated fair value.

    SEGMENT REPORTING

    The Company is centrally managed and operates in one business segment: full service graphic design.

    USING ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE C - FURNITURE AND EQUIPMENT

    Furniture and equipment is comprised of the following at July 31:

                                                             1999        1998
                                                           --------    --------

          Computer equipment                               $ 36,355    $ 28,230
          Furniture and fixtures                             11,240       4,560
                                                           --------    --------

          Less - accumulated depreciation and amortization  (28,459)    (14,561)
                                                           --------    --------
                                                           $           $
                                                           ========    ========

                           Orrell Communications, Inc.

                          July 31, 1999, 1998 and 1997

NOTE D - LINE OF CREDIT

    The Company has a line of credit with its bank, subject to a credit limit of $75,000. The line of credit is collateralized by substantially all of the assets of the Company, and is payable on demand. Advances against the line of credit bear interest at 3% above the bank's reference rate (effective rate of 11% at July 31, 1999).


NOTE E - EMPLOYEE BENEFIT PLAN

    The Company established a contributory profit sharing plan under Section 401(k) of the Internal Revenue Code covering all eligible employees. The Company may make a matching contribution, at the Company's discretion, based on a participant's eligible contributions.

    The employer also contributes, at its discretion, qualified nonelective contributions. These contributions are allocated based on the participant's total compensation for the year. Profit sharing expense charged to operations under this plan was $8,838, $4,492 and $3,048 for the years ended July 31, 1999, 1998 and 1997, respectively.


NOTE F - LEASE COMMITMENTS

    The Company has entered into non-cancellable operating leases for the Company's office premises and certain vehicles. Rent expense for the years ended July 31, 1999, 1998 and 1997 was $38,947, $35,711 and $19,055,
    respectively.

    The minimum annual payments under noncancellable operating lease agreements as of July 31, 1999 are summarized as follows:

                      Year ending July 31,
                 --------------------------------

                              2000                           $32,564
                              2001                               204
                                                         -----------

                                                         ===========

                           Orrell Communications, Inc.

                          July 31, 1999, 1998 and 1997

NOTE G - MAJOR CUSTOMERS

    During the year ended July 31, 1999, sales to four customers accounted for 22%, 20%, 16% and 10% of total revenue. During the year ended July 31, 1998, one customer accounted for 28% of total revenue. During the year ended July 31, 1997, four customers accounted for 20%, 14%, 13% and 12% of total revenue.


NOTE H - SUBSEQUENT EVENT

    On November 23, 1999, the Company's stockholder agreed to exchange all of the outstanding shares of the Company's common stock for shares of eMarketplace, Inc. (a publicly traded company) and shares of TopTeam, Inc., a subsidiary of eMarketplace, Inc. As a result of this transaction, the Company became a wholly-owned subsidiary of TopTeam, Inc.